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                                                                         (a)(27)




                         MANUFACTURERS INVESTMENT TRUST

                          Establishment and Designation
              of Additional Series of Shares of Beneficial Interest
                           ($0.01 par value per share)

         The undersigned, being a majority of the Trustees of Manufacturers Investment Trust (the "Trust"), acting pursuant to Section 4.1(a) of the Agreement and Declaration of Trust of the Trust dated September 29, 1988 (the "Declaration of Trust") hereby establish and designate the following new Series of Shares (as defined in the Declaration of Trust), such Series of Shares to have the following special and relative rights:

1.       The new Series of Shares shall be designated:

     1.  Lifestyle Aggressive 1000 Trust I

     2.  Lifestyle Growth 820 Trust I

     3.  Lifestyle Balanced 640 Trust I

     4.  Lifestyle Moderate 460 Trust I

     5.  Lifestyle Conservative 280 Trust I

     6.  Lifestyle Aggressive 1000 Trust II

     7.  Lifestyle Growth 820 Trust II

     8.  Lifestyle Balanced 640 Trust II

     9.  Lifestyle Moderate 460 Trust II

     10. Lifestyle Conservative 280 Trust II

     11. Small Company Trust

     11. Core Equity Trust

     12. Classic Value Trust

     13. Quantitative Value Trust

     14. U.S. Global Leaders Trust

     15. Strategic Income Trust


     16. Core Holdings of America Trust I



     17. Value Blend Trust I



     18. Growth Blend Trust I



     19. Global Balanced Trust I



     20. CoreSolution Trust I



     21. Core Holdings of America Trust II



     22. Value Blend Trust II



     23. Growth Blend Trust II



     24. Global Balanced Trust II



     25. CoreSolution Trust II


2. The new Series of Shares shall have the relative rights and preferences described in Section 4.2 of the Declaration of Trust, provided that the Trustees, in their absolute discretion, may amend any previously established relative rights and preferences as they may deem necessary or desirable to enable the Trust to comply with the Investment Company Act of 1940 or other applicable law.

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         In witness whereof, the undersigned have executed this instrument in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust this ___ day of ____, 2004.

________________________                           _____________________________
Don B. Allen                                       John D. Richardson

________________________                           _____________________________
Charles L. Bardelis                                F. David Rolwing

________________________                           _____________________________
Samuel Hoar                                        John D. DesPrez III

The Agreement and Declaration of Trust of the Trust, dated September 29, 1988, a copy of which together with all amendments thereto is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that this instrument was executed by the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of them or the shareholders of the Trust individually, but are binding only upon the assets belonging to the Trust, or the particular Series of Shares in question, as the case may be.